ISSN 1718-8369	Exhibit 99.17

Volume 10, number 6	January 22, 2016
AT OCTOBER 31, 2015

Highlights for October 2015

In October, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $319 million. The balance takes into account the deposit of $105 million in the Generations Fund. Compared to last year:

—	own-source revenue was $4.1 billion, down $240 million;

—	federal transfers reached $1.5 billion, an increase of $33 million;

—	program spending amounted to $5.3 billion, down $235 million;

—	debt service stood at $667 million, down $21 million.

On the basis of the cumulative results at October 31, 2015, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1.4 million, taking into account the deposit of $744 million in the Generations Fund. That is an improvement of $1.8 billion over last year.

—	For fiscal 2015-2016 as a whole, The Québec Economic Plan – November 2015 Update projects a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)				(Unaudited data)
						The Québec Economic Plan
	October		April to October			— November 2015 Update
	2014	2015	2014-2015	2015-2016	Change (%)	2015-2016	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 325	4 085	30 677	31 786	3.6	57 061	4.3
Federal transfers	1 450	1 483	9 731	10 078	3.6	17 191	2.1
Total	5 775	5 568	40 408	41 864	3.6	74 252	3.8
Expenditure
Program spending	–5 552	–5 317	–36 740	–36 763	0.1	–66 460	1.7
Debt service	–688	–667	–4 799	–4 667	–2.8	–8 156	0.1
Total	–6 240	–5 984	–41 539	–41 430	–0.3	–74 616	1.5
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	6	102	794	966	—	396	—
Health and social services and education networks	–22	–5	–101	–10	—	–32	—
Generations Fund	93	105	665	744	—	1 496	—
Total	77	202	1 358	1 700	—	1 860	—
SURPLUS (DEFICIT)	–388	–214	227	2 134	—	1 496	—
BALANCED BUDGET ACT							—
Deposits of dedicated revenues in the Generations Fund	–93	–105	–665	–744	—	–1 496	—
BUDGETARY BALANCE(2)	–481	–319	–438	1 390	—	—	—
Note:

The presentation of the budgetary information in the monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.15 of The Québec Economic Plan – November 2015 Update.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at October 31, 2015

■	Budgetary balance

For the period from April to October 2015, the budgetary balance within the meaning of the Balanced Budget Act was in surplus by $1 390 million.

For fiscal 2015-2016 as a whole, The Québec Economic Plan – November 2015 Update projects a balanced budget.

■	General fund revenue

At October 31, 2015, revenue totalled $41.9 billion, an increase of $1.5 billion, or 3.6%, compared to October 31, 2014.

—	Own-source revenue stood at $31.8 billion, up $1.1 billion from the same time last year.

—	Federal transfers amounted to $10.1 billion, up $347 million compared to October 31, 2014.

■	General fund expenditure

Expenditure as of the beginning of the fiscal year totalled $41.4 billion, a decrease of $109 million, or 0.3%, over last year.

—	For the period from April to October 2015, program spending rose by $23 million, or 0.1%, reaching $36.8 billion.

	—	The most significant change was an increase in program spending of the Health and Social Services mission (+$368 million).

—	Debt service amounted to $4.7 billion, a decrease of $132 million compared to last year.

■	Consolidated entities

At October 31, 2015, the results of consolidated entities showed a surplus of $1.7 billion. These results included:

—	a surplus of $966 million for non-budget-funded bodies and special funds;

—	a $10-million deficit for the health and social services and education networks;

—	dedicated revenues of $744 million for the Generations Fund.

■	Net financial surplus (requirements)

At October 31, 2015, the consolidated net financial requirements stood at $1 265 million, an improvement of $3.2 billion over last year. Net financial requirements reflect the current budgetary balance as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)				(Unaudited data)
		October			April to October
	2014	2015	Change	2014-2015	2015-2016	Change
GENERAL FUND
Revenue
Own-source revenue	4 325	4 085	–240	30 677	31 786	1 109
Federal transfers	1 450	1 483	33	9 731	10 078	347
Total	5 775	5 568	–207	40 408	41 864	1 456
Expenditure
Program spending	–5 552	–5 317	235	–36 740	–36 763	–23
Debt service	–688	–667	21	–4 799	–4 667	132
Total	–6 240	–5 984	256	–41 539	–41 430	109
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	6	102	96	794	966	172
Health and social services and education networks	–22	–5	17	–101	–10	91
Generations Fund	93	105	12	665	744	79
Total	77	202	125	1 358	1 700	342
SURPLUS (DEFICIT)	–388	–214	174	227	2 134	1 907
Consolidated non-budgetary surplus (requirements)	–1 169	–1 460	–291	–4 693	–3 399	1 294
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–1 557	–1 674	–117	–4 466	–1 265	3 201

(1) Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)	(Unaudited data)
		October		April to October
Revenue by source	2014	2015	Change (%)	2014-2015	2015-2016	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 626	1 395	–14.2	11 277	11 530	2.2
Contributions to Health Services Fund	633	546	–13.7	4 023	3 995	–0.7
Corporate taxes	211	240	13.7	1 718	2 175	26.6
Consumption taxes	1 430	1 521	6.4	10 404	11 022	5.9
Other sources	143	114	–20.3	1 095	949	–13.3
Total own-source revenue excluding government enterprises	4 043	3 816	–5.6	28 517	29 671	4.0
Revenue from government enterprises	282	269	–4.6	2 160	2 115	–2.1
Total own-source revenue	4 325	4 085	–5.5	30 677	31 786	3.6
Federal transfers
Equalization	774	793	2.5	5 417	5 554	2.5
Health transfers(1)	404	427	5.7	2 820	3 032	7.5
Transfers for post-secondary education and other social programs	133	130	–2.3	926	934	0.9
Other programs	139	133	–4.3	568	558	–1.8
Total federal transfers	1 450	1 483	2.3	9 731	10 078	3.6
TOTAL	5 775	5 568	–3.6	40 408	41 864	3.6
(1)

Amounts of $430 million and $389 million in health transfers were allocated in 2014-2015 and 2015-2016, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year, at $36 million and $32 million a month, respectively, and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.1% instead of 7.5%.

General fund expenditure
(millions of dollars)	(Unaudited data)
	October				April to October
Expenditure by mission	2014	(1)	2015	Change (%)	2014-2015	(1)	2015-2016	Change (%)
Program spending
Health and Social Services	2 719		2 647	–2.6	18 368		18 736	2.0
Education and Culture	1 490		1 491	0.1	9 296		9 359	0.7
Economy and Environment	491		329	–33.0	2 968		2 729	–8.1
Support for individuals and families	525		504	–4.0	3 765		3 680	–2.3
Administration and Justice	327		346	5.8	2 343		2 259	–3.6
Total program spending	5 552		5 317	–4.2	36 740		36 763	0.1
Debt service	688		667	–3.1	4 799		4 667	–2.8
TOTAL	6 240		5 984	–4.1	41 539		41 430	–0.3
(1)	Certain expenditures were reclassified between missions to take into account the transition to the 2015-2016 budgetary structure.

Detailed information on the transactions of consolidated entities
(millions of dollars)				(Unaudited data)
	October 2015
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	1 124	105	26	681	1 927	—	3 863	–2 134	1 729
Expenditure
Expenditure	–951	—	–26	–681	–1 750	–5	–3 413	2 045	–1 368
Debt service	–177	—	—	—	–71	—	–248	89	–159
Total	–1 128	—	–26	–681	–1 821	–5	–3 661	2 134	–1 527
RESULTS	–4	105	—	—	106	–5	202	—	202
	April to October 2015
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non- budget- funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	8 251	744	421	3 577	13 511	—	26 504	–14 897	11 607
Expenditure
Expenditure	–6 364	—	–421	–3 577	–12 705	–10	–23 077	14 286	–8 791
Debt service	–1 250	—	—	—	–477	—	–1 727	611	–1 116
Total	–7 614	—	–421	–3 577	–13 182	–10	–24 804	14 897	–9 907
RESULTS	637	744	—	—	329	–10	1 700	—	1 700
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, at November 30, 2015, will be published on February 19, 2016.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.